Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES THIRD QUARTER 2025 RESULTS

Highlights

•Achieved sixth consecutive quarter of record Dispensing and Specialty Closures adjusted EBIT
•Realized mid-teen percentage organic growth in dispensing volumes for fragrance markets
•Delivered double digit growth in metal containers for pet food markets
•Returned over $120 million to shareholders year-to-date in share repurchases and dividends
•Confirms 2025 free cash flow estimate of $430 million

NORWALK, CT, October 29, 2025 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported third quarter 2025 net sales of $2.01 billion and net income of $113.3 million, or $1.06 per diluted share, as compared to third quarter 2024 net sales of $1.75 billion and net income of $100.1 million, or $0.93 per diluted share.

Adjusted net income per diluted share for the third quarter of 2025 increased 1% from the prior year period to $1.22, after adjustments increasing net income per diluted share by $0.16. Adjusted net income per diluted share for the third quarter of 2024 was $1.21, after adjustments increasing net income per diluted share by $0.28. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

"Our third quarter results continued to exhibit the success of our strategic growth initiatives, the resilience of our business through dynamic customer and end market conditions and the benefits of our disciplined capital deployment model, as we delivered 11% Adjusted EBITDA growth in the quarter. The strength and focus of our teams, our market leading innovation and the power of our diverse portfolio continue to set us apart in the markets we serve, and our long-term customer partnerships continue to strengthen as we expand our capabilities across consumer packaging," said Adam Greenlee, President and CEO. "Our third quarter performance was consistent with our expectations, with continued strong organic growth in dispensing products and metal containers for pet food markets, which was partially offset by the isolated headwinds that we identified entering the quarter. Our Dispensing and Specialty Closures segment delivered another quarter of record performance with Adjusted EBIT growth of 19% driven by the successful integration of the Weener acquisition and continued growth in high value fragrance dispensing products, and our teams successfully navigated the anticipated impact of lower closure volumes for beverage products in North America. Our Metal Containers business performed well and delivered mid-single digit volume growth in the quarter with double digit growth in pet food products. In Custom Containers, we achieved record third quarter Adjusted EBIT by continuing to deliver value through our best-in-class service model to our customers resulting in 4% volume improvement on a comparable basis and by continued execution on our cost reduction plans," continued Mr. Greenlee.

"Our business continues to perform well and has delivered 10% adjusted EPS growth year to date, as the evolution of our portfolio has continued to deliver organic growth and margin enhancement. We continue to see significant opportunity to expand our high value, high growth dispensing business both organically and through value and earnings accretive capital deployment and are seeing incremental organic growth opportunities as a result of the Weener acquisition. As we enter the fourth quarter, we continue to see strong organic growth in our products for fragrance and pet care markets, but now expect lower volumes for certain products for personal care and home care markets in North America as our customers manage inventory levels into year end. As a result, we now expect a higher than anticipated tax rate in 2025 in addition to incremental interest expense related to the recent euro bond issuance. While the developments in the market backdrop in 2025 have been more challenging than we anticipated entering the year, one of the hallmarks of Silgan is our resilient performance in the face of challenging market conditions. We continue to believe our portfolio of consumer staple products remains well positioned to outpace growth in our end markets, and our Company is poised to deliver earnings growth again in 2026 and beyond," concluded Mr. Greenlee.

Third Quarter Results

Net sales for the third quarter of 2025 were $2.01 billion, an increase of $263.6 million, or 15%, as compared to the same period in the prior year. Net sales increased predominantly as a result of the inclusion of the results of the Weener acquisition and the contractual pass through of higher raw material costs in the current year quarter.

Income before interest and income taxes (EBIT) for the third quarter of 2025 was $198.7 million, an increase of $31.4 million as compared to $167.3 million for the third quarter of 2024. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $95.1 million, $93.5 million, and $21.1 million, respectively, in the third quarter of 2025. Rationalization charges were $7.2 million and $19.5 million in the third quarters of 2025 and 2024, respectively. Costs attributed to announced acquisitions were $7.1 million in the third quarter of 2024. A reconciliation of EBIT for each segment to Adjusted EBIT and Adjusted EBITDA, Non-GAAP financial measures used by the Company that adjust EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense for the third quarter of 2025 was $50.0 million, an increase of $8.1 million as compared to the third quarter of 2024 primarily due to increased borrowings in the current year period related to the acquisition of Weener.

The effective tax rates were 24.3% and 20.2% for the third quarters of 2025 and 2024, respectively. The effective tax rate in the third quarter of 2024 was favorably impacted primarily by the reversal of tax reserves due to the expiration of statutes of limitation.

Third Quarter Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $690.4 million in the third quarter of 2025, an increase of $126.7 million, or 23%, as compared to $563.7 million in the third quarter of 2024. Net sales of dispensing products increased $130.7 million over the prior year period primarily as a result of the inclusion of the Weener acquisition. As anticipated, closure volumes for food and beverage markets were 5% below prior year period levels driven primarily by a decline in volumes for the North American beverage markets.

Dispensing and Specialty Closures Adjusted EBIT increased $18.3 million, or 19%, to a record quarterly level of $113.5 million in the third quarter of 2025 as compared to $95.2 million in the third quarter of 2024. Adjusted EBIT associated with dispensing products increased $20.1 million over the prior year period primarily due to the inclusion of the results related to the Weener acquisition and higher organic volumes of high value dispensing products for the fragrance market. As anticipated, the strong performance in dispensing products was partially offset by the decline in closure volumes for the North American beverage markets.

Metal Containers
Net sales of the Metal Containers segment were $1.16 billion in the third quarter of 2025, an increase of $135.6 million, or 13%, as compared to $1.02 billion in the third quarter of 2024. The increase in net sales was primarily driven by improved price/mix of 9% due to the contractual pass through of higher raw material and other manufacturing costs. As expected, metal container volume was 4% higher than the prior year period as a result of a double digit increase in volumes for pet food markets. Favorable foreign currency translation contributed approximately 1% compared to the prior year period.

Metal Containers Adjusted EBIT decreased $1.3 million to $95.8 million in the third quarter of 2025 as compared to $97.1 million in the third quarter of 2024. The decrease in Adjusted EBIT in the quarter was primarily the result of less favorable price/cost including mix, which was partially offset by higher volumes.

Custom Containers
Net sales of the Custom Containers segment were $160.1 million in the third quarter of 2025, an increase of $1.3 million, or 1%, as compared to $158.8 million in the third quarter of 2024. This increase was the result of improved price/mix. Volumes were comparable to the prior year period, which includes the impact of the exit of lower margin business as a result of footprint optimization plans to achieve previously announced cost reduction goals. Excluding the lower margin business exited to achieve cost reduction plans, volumes increased 4%.

Custom Containers Adjusted EBIT increased $3.1 million to $23.1 million in 2025 as compared to $20.0 million in the third quarter of 2024. The increase in Adjusted EBIT was primarily the result of more favorable price/cost including mix and lower SG&A costs.

Outlook for 2025

The Company revised its estimate of adjusted net income per diluted share for the full year of 2025 from a range of $3.85 to $4.05 to a range of $3.66 to $3.76, a 3% increase at the midpoint of the range over adjusted net income per diluted share of $3.62 in 2024. The revised estimate of full year adjusted net income per diluted share is primarily the result of lower volume expectations and related under-absorbed costs of approximately $0.18 per diluted share, higher income tax expense of approximately $0.03 per diluted share and higher interest expense of approximately $0.04 per diluted share. The impact of the reduction in volume expectations is the result of lower customer volume forecasts for certain products for the North American personal care and home care markets in the Dispensing and Specialty Closures and Custom Containers segments in the fourth quarter, which is expected to result in under-absorbed costs related to production downtime and inventory reductions in the quarter. For the fourth quarter of 2025, the Company expects comparable Adjusted EBIT in the Dispensing and Specialty Closures and Custom Containers segments and lower Adjusted EBIT in the Metal Containers segment as compared to the prior year period. The Company also provided an estimate of adjusted net income per diluted share for the fourth quarter of 2025 in the range of $0.62 to $0.72 as compared to $0.85 per diluted share in the fourth quarter of 2024. Adjusted earnings per diluted share in the fourth quarter of 2025 as compared to the prior year period includes the negative impact of approximately $0.10 per diluted share from a higher tax rate and $0.03 per diluted share from higher interest expense. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

The Company increased its estimate of interest and other debt expense in 2025 from approximately $185 million to approximately $190 million primarily as a result of the recent unsecured euro notes issuance. The Company now expects an adjusted tax rate for 2025 of approximately 24.5% as compared to its previous estimate of 24% as a result of changes in the geographic mix of profit associated with the reduction in volume expectations in North America.

The Company confirmed its estimate of free cash flow in 2025 of $430 million, a 10% increase as compared to $391.3 million in 2024. Capital expenditures are expected to be approximately $300 million in 2025.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the third quarter of 2025 at 11:00 a.m. eastern time on Wednesday, October 29, 2025. The conference call audio will be webcast live, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (800) 330-6710 and from outside the U.S. and Canada should dial (312) 471-1353. The confirmation code for the conference call is 3890588. The audio webcast can be accessed at www.silganholdings.com and will be available for 90 days thereafter for those who are unable to listen to the live call.

* * *

Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $5.9 billion in 2024. Silgan operates 124 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2024 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars and shares in millions, except per share amounts)

	Third Quarter		Nine Months
	2025	2024	2025	2024

Net sales	$2,008.7	$1,745.1	$5,014.6	$4,443.5

Cost of goods sold	1,681.4	1,451.8	4,117.9	3,670.7

Gross profit	327.3	293.3	896.7	772.8

Selling, general and administrative expenses	122.2	106.4	373.1	314.6

Rationalization charges	7.2	19.5	28.0	38.0

Other pension and postretirement (income) expense	(0.8)	0.1	(1.1)	(0.7)

Income before interest and income taxes	198.7	167.3	496.7	420.9

Interest and other debt expense	50.0	41.9	141.6	121.9

Income before income taxes	148.7	125.4	355.1	299.0

Provision for income taxes	36.2	25.3	87.4	67.7

Income before equity in earnings of affiliates	112.5	100.1	267.7	231.3

Equity in earnings of affiliates, net of tax	0.8	—	2.5	—
Net income	$113.3	$100.1	$270.2	$231.3

Earnings per share (EPS):
Basic net income per share	$1.06	$0.94	$2.53	$2.17
Diluted net income per share	$1.06	$0.93	$2.52	$2.16

Cash dividends per common share	$0.20	$0.19	$0.60	$0.57

Weighted average shares:
Basic	106.6	106.8	106.9	106.8
Diluted	106.8	107.1	107.1	107.1

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2025	2024	2024
Assets:
Cash and cash equivalents	$389.2	$368.5	$822.9
Trade accounts receivable, net	1,502.8	1,210.3	594.3
Inventories	1,022.4	780.4	928.1
Other current assets	198.0	160.2	177.5
Property, plant and equipment, net	2,393.2	1,956.0	2,282.9
Other assets, net	3,992.6	3,272.0	3,779.0
Total assets	$9,498.2	$7,747.4	$8,584.7

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,316.0	$1,051.4	$1,530.7
Current and long-term debt	4,947.2	3,808.1	4,136.8
Other liabilities	962.5	833.9	927.6
Stockholders' equity	2,272.5	2,054.0	1,989.6
Total liabilities and stockholders' equity	$9,498.2	$7,747.4	$8,584.7

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2025	2024
Cash flows provided by (used in) operating activities:
Net income	$270.2	$231.3
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	238.2	198.6
Amortization of debt discount and debt issuance costs	3.9	4.0
Rationalization charges	28.0	38.0
Other changes that provided (used) cash:
Trade accounts receivable, net	(861.2)	(614.6)
Inventories	(57.4)	160.8
Trade accounts payable and other changes, net	(185.7)	(232.0)
Net cash (used in) operating activities	(564.0)	(213.9)

Cash flows provided by (used in) investing activities:
Capital expenditures	(235.8)	(192.0)
Proceeds from asset sales	9.8	3.2
Other investing activities	(1.3)	(0.3)
Net cash (used in) investing activities	(227.3)	(189.1)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(64.8)	(61.8)
Changes in outstanding checks - principally vendors	(85.0)	(160.6)
Shares repurchased under authorized repurchase program	(59.3)	—
Net borrowings and other financing activities	534.5	356.6
Net cash provided by financing activities	325.4	134.2

Effect of exchange rate changes on cash and cash equivalents	32.2	(5.6)

Cash and cash equivalents:
Net (decrease)	(433.7)	(274.4)
Balance at beginning of year	822.9	642.9
Balance at end of period	$389.2	$368.5

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL SEGMENT FINANCIAL DATA
(UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2025	2024	2025	2024
Net sales:
Dispensing and Specialty Closures	$690.4	$563.7	$2,063.7	$1,665.0
Metal Containers	1,158.2	1,022.6	2,462.7	2,290.5
Custom Containers	160.1	158.8	488.2	488.0
Consolidated	$2,008.7	$1,745.1	$5,014.6	$4,443.5

Income before interest and income taxes (EBIT)
Dispensing and Specialty Closures	$95.1	$74.7	$264.8	$213.3
Metal Containers	93.5	89.3	203.9	187.3
Custom Containers	21.1	17.1	65.9	55.5
Corporate	(11.0)	(13.8)	(37.9)	(35.2)
Consolidated	$198.7	$167.3	$496.7	$420.9

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars and shares in millions, except per share amounts)

Table A

	Third Quarter				Nine Months
	2025		2024		2025		2024
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS	Income	EPS

U.S. GAAP net income and diluted EPS
	$113.3	$1.06	$100.1	$0.93	$270.2	$2.52	$231.3	$2.16

Adjustments (a)	16.7	0.16	29.8	0.28	56.0	0.52	65.7	0.61
Non-U.S. GAAP adjusted net income and adjusted diluted EPS
	$130.0	$1.22	$129.9	$1.21	$326.2	$3.04	$297.0	$2.77

Weighted average number of common shares outstanding - Diluted
		106.8		107.1		107.1		107.1

(a) Adjustments consist of items in the table below

	Third Quarter		Nine Months
	2025	2024	2025	2024
Adjustments:
Acquired intangible asset amortization expense	$15.9	$12.4	$47.3	$38.0
Other pension (income) for U.S. pension plans	(1.2)	(0.7)	(3.0)	(3.1)
Rationalization charges	7.2	19.5	28.0	38.0
Costs attributed to announced acquisitions	—	7.1	1.1	12.6
Pre-tax impact of adjustments	21.9	38.3	73.4	85.5
Tax impact of adjustments	5.2	8.5	17.4	19.8
Net impact of adjustments	$16.7	$29.8	$56.0	$65.7

Weighted average number of common shares outstanding - Diluted
	106.8	107.1	107.1	107.1
Diluted EPS impact from adjustments	$0.16	$0.28	$0.52	$0.61

Adjusted tax rate	24.2%	20.7%	24.5%	22.8%

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED EBIT and ADJUSTED EBITDA (2)
(UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)
Table B

	Third Quarter		Nine Months
	2025	2024	2025	2024
Dispensing and Specialty Closures:
Income before interest and income taxes (EBIT)	$95.1	$74.7	$264.8	$213.3
Acquired intangible asset amortization expense	14.5	10.9	42.9	33.6
Other pension (income) for U.S. pension plans	(0.3)	(0.2)	(0.6)	(0.7)
Equity in earnings of affiliates, net of tax	0.8	—	2.5	—
Rationalization charges	3.4	9.8	11.0	19.6
Adjusted EBIT	113.5	95.2	320.6	265.8
Depreciation	38.4	25.8	112.0	76.3
Adjusted EBITDA	$151.9	$121.0	$432.6	$342.1

Metal Containers:
Income before interest and income taxes (EBIT)	$93.5	$89.3	$203.9	$187.3
Acquired intangible asset amortization expense	0.3	0.4	1.1	1.0
Other pension (income) for U.S. pension plans	(0.5)	(0.5)	(1.4)	(1.7)
Rationalization charges	2.5	7.9	12.6	13.9
Adjusted EBIT	95.8	97.1	216.2	200.5
Depreciation	19.9	19.8	52.7	57.6
Adjusted EBITDA	$115.7	$116.9	$268.9	$258.1

Custom Containers:
Income before interest and income taxes (EBIT)	$21.1	$17.1	$65.9	$55.5
Acquired intangible asset amortization expense	1.1	1.1	3.3	3.4
Other pension (income) for U.S. pension plans	(0.4)	—	(1.0)	(0.7)
Rationalization charges	1.3	1.8	4.4	4.5
Adjusted EBIT	23.1	20.0	72.6	62.7
Depreciation	8.5	8.7	25.9	26.6
Adjusted EBITDA	$31.6	$28.7	$98.5	$89.3

Corporate:
(Loss) before interest and income taxes (EBIT)	$(11.0)	$(13.8)	$(37.9)	$(35.2)
Costs attributed to announced acquisitions	—	7.1	1.1	12.6
Adjusted EBIT	(11.0)	(6.7)	(36.8)	(22.6)
Depreciation	0.1	—	0.3	0.1
Adjusted EBITDA	$(10.9)	$(6.7)	$(36.5)	$(22.5)

Total Adjusted EBIT	221.4	205.6	572.6	506.4
Total Depreciation	66.9	54.3	190.9	160.6
Total Adjusted EBITDA	$288.3	$259.9	$763.5	$667.0

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,
(Dollars and shares in millions, except per share amounts)

Table C
	Fourth Quarter,			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2025	2025	2024	2025	2025	2024

U.S. GAAP net income as estimated for 2025
and as reported for 2024	$49.3	$59.9	$45.1	$318.6	$329.3	$276.4
Adjustments (a)	16.4	16.4	45.7	72.3	72.3	111.4
Non-U.S. GAAP adjusted net income as estimated for 2025 and presented for 2024
	$65.7	$76.3	$90.8	$390.9	$401.6	$387.8

U.S. GAAP diluted EPS as estimated for 2025
and as reported for 2024	$0.47	$0.57	$0.42	$2.98	$3.08	$2.58
Adjustments (a)	0.15	0.15	0.43	0.68	0.68	1.04
Non-U.S. GAAP adjusted diluted EPS as estimated for 2025 and presented for 2024
	$0.62	$0.72	$0.85	$3.66	$3.76	$3.62

(a) Adjustments consist of items in the table below

	Fourth Quarter,		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
	Estimated	Actual	Estimated	Actual
Adjustments:
Acquired intangible asset amortization expense	$15.9	$14.6	$63.2	$52.6
Other pension (income) for U.S. pension plans	(1.0)	(1.0)	(4.0)	(4.2)
Rationalization charges	6.6	21.4	34.6	59.5
Costs attributed to announced acquisitions	—	15.7	1.1	28.4
Purchase accounting write-up of inventory	—	6.1	—	6.1
Loss on early extinguishment of debt	—	1.1	—	1.1
Pre-tax impact of adjustments	21.5	57.9	94.9	143.5
Tax impact of adjustments	5.1	12.2	22.6	32.1
Net impact of adjustments	$16.4	$45.7	$72.3	$111.4

Weighted average number of common shares outstanding - Diluted
	106.0	107.3	106.8	107.1
Diluted EPS impact from adjustments	$0.15	$0.43	$0.68	$1.04

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension income for U.S. pension plans, rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented Adjusted EBIT for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension income for U.S. pension plans, rationalization charges and costs attributed to announced acquisitions from EBIT, and to include in EBIT equity in earnings of affiliates, net of tax, for the Company and each of its segments as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of operating results of the Company and its segments. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The Company's management views the operating performance of its affiliates which are joint ventures as part of the Company's operating performance and therefore believes that the Company's share of the net operating results of its affiliates which are joint ventures should be included in the Company's Adjusted EBIT. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies. The Company has also presented Adjusted EBITDA for the periods covered by this press release, which measure is a Non-GAAP financial measure. Adjusted EBITDA means Adjusted EBIT plus depreciation. The Company's management believes that Adjusted EBITDA also allows for a more appropriate evaluation of operating results of the Company and its segments. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.